| Filed in the Office of | Business Number E26966362022-8 |
| --- | --- |
| *Barbara K. Cegavske* | Filing Number 20222828440 |
| Secretary of State<br>State Of Nevada | Filed On 12/21/2022 12:43:00 PM |
| | Number of Pages 6 |

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Profit Corporation:

## Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
## Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
## Officer's Statement (PURSUANT TO NRS 80.030)

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
| --- | --- |
| **1. Entity information:** | Name of entity as on file with the Nevada Secretary of State:<br>BALLANTYNE STRONG, INC.<br>Entity or Nevada Business Identification Number (NVID): NV2022603075 |
| **2. Restated or Amended and Restated Articles:** (Select one)<br>(If amending and restating only, complete section 1,2 3, 5 and 6) | ☒ Certificate to Accompany Restated Articles or Amended and Restated Articles<br>☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______<br>The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.<br>☒ Amended and Restated Articles<br>* Restated or Amended and Restated Articles must be included with this filing type. |
| **3. Type of Amendment Filing Being Completed:** (Select only one box)<br>(If amending, complete section 1, 3, 5 and 6.) | ☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)<br>The undersigned declare that they constitute at least two-thirds of the following:<br>(Check only one box) ☐ incorporators ☐ board of directors<br>The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued |
| | ☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)<br>The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100% |
| | ☐ Officer's Statement (foreign qualified entities only) -<br>Name in home state, if using a modified name in Nevada: ______<br>Jurisdiction of formation: ______<br>Changes to takes the following effect:<br>☐ The entity name has been amended. ☐ Dissolution<br>☐ The purpose of the entity has been amended. ☐ Merger<br>☐ The authorized shares have been amended. ☐ Conversion<br>☐ Other: (specify changes) ______<br>* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. |

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Profit Corporation:
## Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
## Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
## Officer's Statement (PURSUANT TO NRS 80.030)

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|---|---|
| **4. Effective Date and Time:** (Optional) | Date: 12/23/2022 Time: 2:01 PM (Pacific)<br>(must not be later than 90 days after the certificate is filed) |
| **5. Information Being Changed:** (Domestic corporations only) | Changes to takes the following effect:<br>☒ The entity name has been amended.<br>☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)<br>☐ The purpose of the entity has been amended.<br>☐ The authorized shares have been amended.<br>☐ The directors, managers or general partners have been amended.<br>☐ IRS tax language has been added.<br>☐ Articles have been added.<br>☐ Articles have been deleted.<br>☐ Other.<br>The articles have been amended as follows: (provide article numbers, if available)<br>See below<br>(attach additional page(s) if necessary) |
| **6. Signature:** (Required) | X DocuSigned by: Mark D. Roberson — Chief Executive Officer<br>Signature of Officer or Authorized Signer — Title<br>X ____________ — ____________<br>Signature of Officer or Authorized Signer — Title<br>*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. |

**Please include any required or optional information in space below:**
(attach additional page(s) if necessary)

Article I is amended and restated in its entirety as follows:

The name of this corporation is FG Group Holdings Inc. (hereinafter referred to as the "Corporation").

This form must be accompanied by appropriate fees.

**AMENDED AND RESTATED<br>ARTICLES OF INCORPORATION<br>OF<br>BALLANTYNE STRONG, INC.<br>HEREAFTER TO BE KNOWN AS<br>FG GROUP HOLDINGS INC.**

The undersigned, Mark D. Roberson, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of Ballantyne Strong, Inc., a Nevada corporation.

2. The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on October 18, 2022.

3. The Articles of Incorporation of this corporation shall be further amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is FG Group Holdings Inc. (hereinafter referred to as the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Nevada is 112 North Curry Street, Carson City, Nevada 89703. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes ("**NRS**").

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) shares consisting of Fifty Million (50,000,000) shares of common stock, par value One Cent ($.01) per share (the "**Common Stock**"), and One Million (1,000,000) shares of preferred stock, par value One Cent ($.01) per share (the "**Preferred Stock**").

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a "**Preferred Stock Designation**"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights to the

shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereon then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

## ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

## ARTICLE VI

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the authorized number of directors shall be fixed from time to time by the Board of Directors in the manner set forth in the bylaws.

B. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-⅔%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

## ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting

together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the bylaws of the Corporation.

## ARTICLE VIII

To the maximum extent permitted under the NRS, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer. If the NRS is amended after the effective date of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

## ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) Directors and officers of the Corporation (and any other persons to which the NRS permits the Corporation to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the NRS. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Director or officer of the Corporation existing at the time of such amendment, repeal or modification or increase the liability of any Director or officer of the Corporation with respect to any acts or omissions of such Director or officer occurring prior to, such amendment, repeal or modification.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to Directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

Any amendment, repeal, or modification of the foregoing provisions of this Article IX will not adversely affect any right or protection of any Director, officer, employee or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE X

The Corporation reserves the right to amend or repeal any provisions contained these Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least sixty-six percent (66-⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X, Section C of Article V, Article VI, Article VII, Article VIII or Article IX.

ARTICLE XI

Subject to the terms of these Amended and Restated Articles of Incorporation, and to the fullest extent permitted by the NRS, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

* * *

4. The foregoing Amended and Restated Articles of Incorporation have been duly adopted and approved by this corporation's Board of Directors and by the holders of a majority of its outstanding capital stock in accordance with the applicable provisions of Chapter 78 of the Nevada Revised Statutes and the corporation's Articles of Incorporation.

Executed this 21st day of December 2022, to be effective the 23rd day of December 2022 at 5:01 p.m. Eastern Time (2:01 p.m. Pacific Time).

DocuSigned by:
Mark D. Roberson
605B19BC489E4BE...
Mark D. Roberson
Chief Executive Officer

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